Frederick County Bancorp, Inc. Reports Results for the Second Quarter 2013

FREDERICK, Md., July 17, 2013 /PRNewswire/ -- Frederick County Bancorp, Inc. (the "Company") (OTCQB Marketplace: FCBI), the parent company for Frederick County Bank ("FCB"), announced today that, for the quarter ended June 30, 2013, the Company recorded net income of $490 thousand and diluted earnings per share of $0.32, as compared to net income of $448 thousand and diluted earnings per share of $0.30 recorded for the second quarter of 2012. The Company earned $970 thousand with diluted earnings per share of $0.63 for the six months ended on June 30, 2013, as compared to $818 thousand in earnings and diluted earnings per share of $0.54 for the same period in 2012.

The increase in quarterly earnings was due primarily to a reduction in total noninterest expense from $2.4 million in the second quarter of 2012 as compared to $2.2 million the second quarter 2013, along with a loss of $82 thousand on the sale of foreclosed property that occurred in 2012, whereas no losses on the sale of foreclosed property were recorded in 2013, and this total was partially offset by the gain on sale of securities in the amount of $220 thousand realized in 2012, whereas no securities gains were recognized in 2013.

The increase in year-to-date earnings was due primarily to a reduction in total noninterest expense from $4.8 million in the first half of 2012 as compared to $4.4 million in the first half of 2013, along with a loss of $82 thousand on the sale of foreclosed property that occurred in 2012, whereas there was a $28 thousand gain on the sale of foreclosed property recorded in 2013, and this total was partially offset by the gain on sale of securities in the amount of $220 thousand realized in 2012, whereas no securities gains were recognized in 2013.

Net loan recoveries for the first half of 2013 totaled $127 thousand, consisting of recoveries from four loans. Net loan charge-offs for the same period in 2012 totaled $79 thousand, consisting predominantly of four loans.

The ratio of the allowance for loan losses to total loans stood at 1.57% and 1.44% as of June 30, 2013 and 2012, respectively. Nonperforming assets stood at $8.4 million and $8.2 million at June 30, 2013 and 2012, respectively, and at $8.0 million at December 31, 2012. The corresponding nonperforming assets to total assets ratios were 2.59% and 2.61% as of June 30, 2013 and 2012, respectively.

The Company also reported that, as of June 30, 2013, assets stood at $324.6 million, with total deposits of $278.4 million and gross loans of $235.7 million, representing increases of 3.2%, 3.9%, and 2.8%, respectively, compared to December 31, 2012.

Frederick County Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through five bank centers, four of which are located in the City of Frederick and one in Walkersville, Maryland.

	June 30,	June 30,	December 31,
	2013	2012	2012
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$ 324,635	$ 312,243	$ 314,459
Cash and due from banks	2,222	2,158	2,202
Federal funds sold and other overnight investments	33,910	28,748	30,349
Investment securities - available for sale	35,673	43,870	34,788
Restricted stock	1,444	1,505	1,504
Loans, net	232,042	218,527	225,717
Allowance for loan losses	3,697	3,202	3,571
Bank premises and equipment	6,610	6,797	6,734
Bank owned life Insurance	7,914	4,680	7,788
Accrued interest and other assets	2,772	3,419	3,329
Deposits	278,448	265,777	268,113
Short-term borrowings	2,700	2,700	2,700
Long-term borrowings	10,000	10,000	10,000
Junior subordinated debentures	6,186	6,186	6,186
Accrued interest and other liabilities	861	1,402	1,204
Shareholders' equity	26,420	26,178	26,256

Nonperforming assets:
Nonaccrual loans	3,912	3,557	3,825
Accruing troubled debt restructurings	2,437	2,057	2,096
Foreclosed properties	2,048	2,539	2,048
Total nonperforming assets	8,397	8,153	7,969

SELECTED FINANCIAL DATA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
(dollars in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
SUMMARY OF OPERATING RESULTS:
Interest income	$ 3,100	$ 3,242	$ 6,174	$ 6,498
Interest expense	435	517	887	1,052
Net interest income	2,665	2,725	5,287	5,446
Provision for loan losses	-	-	-	65
Net interest income after provision for loan losses	2,665	2,725	5,287	5,381
Gain on sale of securities	-	220	-	220
(Loss) gain on sale of foreclosed properties	-	(82)	28	(82)
Other noninterest income (1)	230	215	451	417
Noninterest expense	2,180	2,402	4,407	4,752
Income before provision for income taxes	715	676	1,359	1,184
Provision for income taxes	225	228	389	366
Net income	490	448	970	818
Total comprehensive (loss) income	(64)	484	305	760
(1) Excluding gain on sale of securities
and (loss) gain on sale of foreclosed properties
Net (recoveries) charge-offs	(132)	84	(127)	79

PER COMMON SHARE DATA:
Basic earnings per share	$ 0.32	$ 0.30	$ 0.64	$ 0.54
Diluted earnings per share	$ 0.32	$ 0.30	$ 0.63	$ 0.54
Basic weighted average number of shares outstanding	1,508,574	1,517,127	1,508,574	1,516,786
Diluted weighted average number of shares outstanding	1,546,150	1,517,261	1,544,292	1,516,912
Common shares outstanding	1,508,574	1,517,224	1,508,574	1,517,224
Dividends declared	$ 0.06	$ 0.05	$ 0.11	$ 0.10
Book value per share	$ 17.51	$ 17.25	$ 17.51	$ 17.25

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.62%	0.59%	0.61%	0.54%
Return on average equity	7.27%	6.81%	7.24%	6.26%
Allowance for loan losses to total loans	1.57%	1.44%	1.57%	1.44%
Nonperforming assets to total assets	2.59%	2.61%	2.59%	2.61%
Ratio of net charge-offs to average loans	-0.06%	0.04%	-0.05%	0.04%
Tier 1 capital to risk-weighted assets	12.28%	12.33%	12.28%	12.33%
Total capital to risk-weighted assets	13.53%	13.58%	13.53%	13.58%
Tier 1 capital to average assets	10.24%	10.11%	10.24%	10.11%
Average equity to average assets	8.46%	8.60%	8.45%	8.68%

Weighted average yield/rate on:
Loans	5.06%	5.50%	5.09%	5.59%
Interest-earning assets	4.22%	4.61%	4.25%	4.70%
Interest-bearing liabilities	0.73%	0.90%	0.75%	0.93%
Net interest spread	3.49%	3.70%	3.50%	3.78%
Net interest margin	3.64%	3.89%	3.65%	3.96%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward- looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.

CONTACT: William R. Talley, Jr., Executive Vice President, Chief Financial Officer and Chief Operating Officer, (240) 529-1507